UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 26, 2007

SOUTHWEST CASINO CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	000-50572	87-0686721
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification
incorporation)		Number)

2001 Killebrew Drive, Suite 350, Minneapolis, MN		55425
(Address of principal executive offices)		(Zip Code)

(952) 853-9990

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01         Entry into a Material Definitive Agreement

On February 26, 2007, Southwest Casino Corporation (“Southwest”) entered into a Securities Purchase Agreement with certain institutional and other accredited investors, as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended, pursuant to which Southwest sold in the second closing of its January 2007 private placement an aggregate of 2,659,342 shares of its common stock and warrants to purchase an aggregate of 1,063,740 shares of its common stock, at a purchase price of $0.55 per unit.  The warrants are exercisable for a period of five years, beginning six months after the date of issuance, at an exercise price of $0.61 per share.  The number of shares issuable upon exercise of the warrants and the exercise price of the warrants are adjustable in the event of stock splits, combinations and reclassifications, but not in the event of the issuance by Southwest of additional securities, unless such issuance is pursuant to a rights offering or pro rata distribution to all security holders except the investors.

The securities that were issued in this private placement were not registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.  Pursuant to the terms of a Registration Rights Agreement dated February 26, 2007 between Southwest and the investors, Southwest has agreed to register the resale of the shares sold in the private placement, including shares issuable upon exercise of the warrants, on a registration statement to be filed by Southwest with the Securities and Exchange Commission under the Securities Act of 1933, as amended. Southwest has agreed to use its commercially reasonable efforts to file the registration statement with the SEC within 10 days after the closing of the private placement, to cause such registration statement to be declared effective by the SEC within the earlier of 120 days after the closing (or, in the event, of a review by the SEC, 150 days after closing) or the 5th business day following the date on which Southwest is notified by the SEC that the SEC will not review the registration statement or that the SEC has no further comments on the registration statement and to cause such registration statement to remain effective for the required registration period. Pursuant to the Securities Purchase Agreement, Southwest and the investor parties have made other covenants and representations and warranties regarding matters that are customarily included in financings of this nature.  If certain of its obligations are not met, Southwest has agreed to make pro-rata cash payments as liquidated damages to each investor.

The second closing of the January 2007 private placement on February 26, 2007 is expected to result in net proceeds to Southwest of approximately $1,400,000, after the deduction of estimated offering expenses and is expected to result in total net proceeds to Southwest of an aggregate of approximately $4,000,000, including Southwest’s first closing on January 24, 2007 after the deduction of estimated offering expenses.  In connection with the second closing, the placement agent agreed to accept the cash portion of its placement agent commission in common stock and warrants on the same terms as the investors, which resulted in the placement agent receiving 186,970 shares of common stock and warrants to purchase an aggregate of 74,788 shares of common stock. In addition, the placement agent received a warrant to purchase 102,833 shares of common stock, which is exercisable for a period of five years and six months, beginning six months from the date of issuance, at an exercise price of $1.00 per share.

Item 3.02         Unregistered Sale of Equity Securities

As described in more detail above, on February 26, 2007, Southwest entered into a Securities Purchase Agreement with certain institutional and other accredited investors, as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended, pursuant to which Southwest agreed to sell in a private placement an aggregate of 2,659,342 shares of its common stock and warrants to purchase an aggregate of 1,063,740 shares of its common stock, at a purchase price of $0.55 per unit.  The warrants are exercisable for a period of five years and six months, beginning six months from the date of issuance, at an exercise price of $0.61 per share.  The number of shares issuable upon exercise of the warrants and the exercise price of the warrants are adjustable in the event of stock splits, combinations and reclassifications, but not in the event of the issuance by Southwest of additional securities, unless such issuance is pursuant to a rights offering or pro rata distribution to all security holders except the investors.

The offer and sale of the securities was made to a limited number of institutional and other accredited investors in reliance upon exemptions from the registration requirements pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Regulation D promulgated thereunder.  There was no general solicitation or advertising with respect to the private placement and each of the purchasers provided written representations of an intent to acquire the securities for investment only and not with a view to or for sale in connection with any distribution of the securities.

Additional information regarding the private placement is incorporated herein by reference to “Item 1.01.  Entry into a Material Definitive Agreement” of this Current Report on Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHWEST CASINO CORPORATION

Dated: February 27, 2007

	By:	/s/ Thomas E. Fox
	Name:	Thomas E. Fox
	Title:	President